EXHIBIT 10.1

28-Jan-2008

Entry into a Material Definitive Agreement
Item 1.01 Entry into a Material Definitive Agreement.

January 28, 2008 B&D Food Corp. ("BDFC") announced today that, on January 24, 2008, it signed a shareholder agreement (the "Agreement") with Nicola Development, a Panamá Company represented by its attorney in fact Mr. João Gilberto Codognotto ("JGC"), a Brazilian citizen, and Flaxman Trading S.A., a company incorporated in the British Virgin Islands (the "Company"). Pursuant to the Agreement, the following transactions took place in respect of the Company:

Issuance and Subscription of Preferred Shares

The shareholders decided that the Company shall issue 198 Preferred Registered Shares at the par value of US$0.01 each. The Preferred Registered Shares shall be issued to BDFC, with the full knowledge and approval of all shareholders who decided not to exercise its preferred rights to acquire the Preferred Registered Shares issued by the Company.

Golden Share

the Articles of Association of the Company were amended to create and issue 1
(one) Golden Share in the value of US $1.00, to be held by Mr. João Gilberto Codognotto with the following irrevocable rights:

(a) to indicate and elect one (1) Director of the Company or any substitute, out of the total of 3 (three) Directors;

(b) to veto the election of any Director of the Company or the Invested Companies;

(c) to veto any direct or indirect transaction with the assets of the Company, including but not limited to (i) the sale of quotas or rights to acquire quotas or participation in invested companies, including but not limited to Socan Produtos Alimentícios Ltda., Geskan Indústria e Comércio Ltda. and Leite Canaan Indústria e Comércio Ltda. (the "Invested Companies"); (ii) the creation of a security interest in, or pledging or otherwise encumbering any part or all of the Invested Companies quotas; and (iii) the renting or leasing of any property of the Company;

(d) to veto the reorganization, consolidation, merger, liquidation, readjustment of, or other change in any corporation, company, or association in which the Company has, indirect or indirectly, an interest or shareholding, including the Invested Companies;

(e) to veto any direct or indirect transaction with the assets of the Invested Companies, including but not limited to (i) the sale of quotas or rights to acquire quotas or participation in invested companies, including but not limited to the Invested Companies; (ii) the creation of a security interest in, or pledging or otherwise encumbering any part or all of the Invested Companies assets; (iii) the renting or leasing of any property of the Invested Companies; and (iv) the exchanging of any assets of the company;

(f) To veto any amendment to the Articles of Association either by shareholders or directors of the Company in the Company and/or in the Invested Companies.

(g) Any shareholders or director of the Company or the Invested Companies intending to perform or carry on any of the transactions described above, shall give 10-day prior notice to the Golden Share holder so that he can use his veto powers to impede or halt any of the above mentioned transactions;

(h) The Golden Share shall be cancelled, without the right of its holder to any money, right or indemnification, when the Preferred registered Shares are converted into Common Shares after the payment of the price (cash or BDFC shares);

Board of Directors

the Articles of Association of the Company were amended to create a Board of Directors composed of three (3) members.

Powers of Directors

the Directors were authorized to:

2. to amend the Articles of Association of the Company to provide that the Company can only be represented by two (2) directors jointly.

3. to amend the Articles of Association of the Company to provide that Directors shall not have rights to amend the Articles of Association of the Company for the period of 3 (three) years counted from the present date, nor to decide on the issuance of new shares whatsoever, which shall be incumbent upon the Shareholders, for the same period. In case the conditions and obligations stipulated on the Shareholders Agreement executed among the shareholders are completely satisfied after the period of 3 (three) years, then, these obligations related to the directors shall become permanent.

Authorized Capital

the Articles of Association of the Company were amended to raise the authorized capital to US $100,000.

Creation of a new Class of Shares

the Articles of Association of the Company were amended to create a new class of shares (the "Preferred Registered Shares") with the following rights:

(a) to indicate and elect two (2) Directors of the Company, out of the total of

3 (three) Directors, being agreed that one of these directors shall be Jonas Leite de Barros. Mr. Jonas cannot be voted off the board by the preferred registered shares owner in any event until the preferred shares are converted into common shares of the Company in accordance with "(e)" below. And in case Mr. Jonas is deemed incapable to practice any acts or in case of death, a substitute director shall be automatically appointed, and such director shall be Mr. Carlos Alberto Rodrigues, or whoever he indicates. Mr. Carlos agrees with his indication and accepts the function. No corporate act shall be necessary to empower him, since this document shall be considered as final and binding;

(b) to veto for the period of 3 (three) years counted as of the present date, any direct or indirect transaction with the assets of the Company, as follows: (i) the sale of quotas or rights to acquire quotas or participation in the invested companies Socan Produtos Alimentícios Ltda., Geskan Indústria e Comércio Ltda. and Leite Canaan Indústria e Comércio Ltda. (the "Invested Companies"); (ii) the creation of a security interest in, or pledging or otherwise encumbering any part or all of the Invested Companies quotas; and (iii) the renting or leasing of any property of the Company except if necessary for the normal conduction of the business of the Company;

(c) to veto for the period of 3 (three) years counted as of the present date, the reorganization, consolidation, merger, liquidation, readjustment of, or other change in the Invested Companies;

(d) to veto for the period of 3 (three) years counted as of the present date, any direct or indirect transaction with the assets of the Invested Companies, as follows: (i) the sale of quotas or rights to acquire quotas or participation in the Invested Companies; (ii) the creation of a security interest in, or pledging or otherwise encumbering any part or all of the Invested Companies assets except if necessary for the normal conduction of the businesses of the Invested Companies; and (iii) the renting or leasing of any property of the Invested Companies except if necessary for the normal conduction of the businesses of the Invested Companies;

(e) to convert the Preferred Registered Shares into 198 Common Shares after the payment to the holders, or to anyone indicated by the holders, of the Common Shares of the Company of the amount of US$ 37,500,000.00 payable, alternatively, in following forms, within six (six) months from this date (the "Payment Date"): (a) with the delivery of 50,000.000 shares issued by BDFC, if and when such shares reaches the minimum market price of US$ 0.75 each and the liquidity of those shares reaches de percentage of 2.5% of total outstanding/issued shares as a daily average for the six months, prior to the Payment Date; or (b) in cash, for the amount of US $37,500,000 prior to the Payment Date; or (c) a combination of shares issued by BDFC and cash, as provided for in items "(a)" and "(b)" above until the Payment Date; Notwithstanding anything else to the contrary, JGC may opt to receive the 50,000,000 shares issued by BDFC irrespectively of the share price at anytime within the 36 months, by receiving those shares JGC shall cause the company to convert the preferred register shares into common shares as stated below in clause (f). As of this date BDFC has 147.900.000 shares outstanding.

(f) The holders of Common Shares are irrevocably obliged to, upon receiving the cash and/or the shares of BDFC, as referred to in item "(e)" above, approve and cause the conversion of Preferred Registered Shares into Common Shares;

(g) The Preferred Registered Shares shall be cancelled, without the right of their Preferred Registered Shareholders to any money, right or indemnification, if not converted into Common Shares after the payment of the price (cash or BDFC shares) referred to in item "(e)" above;

(h) To veto any amendment to the Articles of Association either by shareholders or directors of the Company during the period counted as of the present date until the Payment Date;

(i) Any shareholders or director of the Company or the Invested Companies intending to perform or carry on any of the transactions described above, shall give 10-day prior notice to the Preferred registered Shares holders so that they can use their veto powers to impede or halt any of the above mentioned transactions;

(j) Preferred Registered Shares shall not have rights to received any dividends from the Company;

(k) Other than the powers referred to above, no other right is conferred to the Preferred Shares.

Appointment Of Directors

The following were appointed Directors of the Company: Daniel Ollech by BDFC, Jonas Leite de Barros by BDFC and João Gilberto Codognotto by the Golden Shareholder. In case of necessary absence of Mr. Gilberto or in case he is deemed incapable to practice any acts, a substitute director shall be automatically appointed, and such director shall be Mrs. Jane Mary Rodrigues Codognotto or whoever she indicates. Mrs. Jane agrees with her indication and accepts the function. No corporate act shall be necessary to empower her, since this document shall be considered as final and binding.

A copy of the shareholders agreement, which is governed by the laws of the British Virgin Islands, is attached hereto as an exhibit. It is expected that BDFC will file all applicable financial statements in a subsequent report within the prescribed time period.